NEWS RELEASE

Contact: Dollar Financial Corp
Financial Dynamics
Mark McCall/Julie Prozeller (212) 850-5600
FOR IMMEDIATE RELEASE

DOLLAR FINANCIAL CORP ANNOUNCES FISCAL 2007 FIRST QUARTER RESULTS;

COMPANY REPORTS REVENUE INCREASE OF 23.2% DRIVEN BY STRONG GROWTH IN U.S. AND INTERNATIONAL MARKETS; COMPANY ANNOUNCES COMPLETION OF DEBT REFINANCING AND CANADIAN ACQUISITION; AND RAISES GUIDANCE FOR FISCAL 2007

BERWYN, Pennsylvania, November 2, 2006 – Dollar Financial Corp (NASDAQ:DLLR - News), a leading international financial services company serving under-banked customers, today announced results for the fiscal 2007 first quarter.

Fiscal 2007 first quarter highlights:

▪	Consolidated revenue was $91.7 million, an increase of 23.2% or $17.2 million.
▪	Revenue from the Company’s international operations increased by 30.7% or $15.0 million.
▪	Comparable store sales for the international business increased by 22.6% and U.S. comparable store sales increased by 17.6%.
▪	Consolidated loan loss provision decreased, as a percentage of gross consumer lending revenue, to 19.6% compared with 24.2% for the prior year.
▪	Store and regional margin improved to 36.9% of total revenue, as compared to 32.8% for the prior year.
▪	Adjusted EBITDA was $23.6 million, an increase of 34.5%
▪	Income before income taxes, excluding $8.0 million of one time charges related to the retirement of $70.0 million 9.75% U.S. Senior Notes in July 2006, more than doubled, increasing to $13.8 million.

Commenting on the results, Jeff Weiss, the Company’s Chairman and Chief Executive Officer stated, “The Company’s strong fiscal first quarter results were driven by accelerated growth from both our domestic and international markets. During the September quarter we expanded our presence into Northern Ireland and experienced strong demand for our recently introduced CustomCash® and MasterCard® products, underscoring our commitment to our multinational, multi-product and multi-channel strategy. Finally, we are pleased to announce that as a result of our strong first quarter results and the recently completed debt refinancing and 82 store Canadian franchise acquisition, we are raising our guidance for Fiscal 2007 and establishing initial guidance for calendar 2007.”

International check cashing revenue increased by 18.5% or $4.3 million, as the Canadian business segment grew by 20.7% or $2.6 million, while the U.K. check cashing business grew by 16.0% or $1.7 million. The growth in the Canadian check cashing business continues to be bolstered by the development of the natural resources industry in the Western Canadian provinces of British Columbia and Alberta. On a consolidated basis, the face amount of the average check cashed increased 8.5% to $476 compared to $439 for the prior year, and the average fee per check cashed increased by 10.0% to $18.10.

For the quarter ended September 30, 2006, net consumer lending revenue for the Company’s international operations increased by 45.7% or $8.3 million compared to the prior year. Net consumer lending revenue in the U.S. market increased by $3.5 million or 37.5% and was largely due to the U.S. CustomCash® installment loan product, which was not launched until the second quarter of fiscal 2006.

Total company funded loan originations were $280.5 million for the quarter ended September 30, 2006, representing a net increase of 12.8% or $31.9 million compared to the prior year. Company funded loan originations in the U.S. decreased by $5.4 million or 8.0% as a result of a portion of the U.S. single-payment loan portfolio shifting to the bank funded CustomCash® installment loan product. Loan originations in Canada increased by 24.2% or $31.2 million, while loan originations in the U.K. increased by 11.7% or $6.1 million.

For the quarter ended September 30, 2006, the consolidated loan loss provision decreased, as a percentage of gross consumer lending revenue, to 19.6% compared with 24.2% for the prior year. The loan loss provision associated with the Company’s U.S. business decreased to 30.4% compared with 32.5% for the prior year’s quarter, and the provision associated with the international business also decreased from 19.1% to 13.1%.

Total other revenue increased by 8.2% or $0.7 million for the quarter. This was principally due to strong MasterCard® branded debit-card sales in the Canadian and U.K. business units.

Consolidated comparable store sales increased 19.9% or $14.1 million for the quarter, and on a constant currency basis increased by 15.2% or $11.2 million. On a local currency basis, the Company’s Canadian operations achieved comparable store sales growth of 18.2%, U.K. comparable store sales increased by 10.4% and U.S. comparable store sales increased by 17.6%.

The Company realized a store and regional margin of $33.9 million or 36.9% of total revenue for the first quarter, as compared to $24.5 million or 32.8% of total revenue for the prior year period. Strong revenue growth and lower loan losses in both the U.S. and international markets were the primary reasons for the increased margin performance.

Corporate expenses for the quarter were $12.8 million as compared to $9.2 million for the prior year’s quarter. The required recognition of stock option costs in accordance with FAS 123R, additional litigation costs and an increase in costs to support the continuing expansion of the global store network were the primary drivers for the increase.

Income before income taxes for the three months ended September 30, 2006, which includes $8.0 million of one-time charges related to the retirement of $70.0 million of the 9.75% U.S. Senior Notes, was $5.8 million compared to the prior year’s quarter of $6.8 million. On a pro forma basis (excluding the $8.0 million of one-time charges), income before income taxes was $13.8 million, an increase of more than 100%.

Due to the costs of the debt retirement and the related income tax effects thereof, the Company incurred a net loss of $1.7 million for the quarter and fully diluted earnings per share, the calculation of which includes the 5,000,000 additional shares related to the June, 2006 follow-on common stock offering, was a loss of $0.07 as compared to earnings per share of $0.12 (computed on the lesser number of shares outstanding) for the previous year.

The Company continued to expand its financial services store network in the first quarter, opening a total of nineteen company-owned stores, of which ten were in the Canadian market, eight were in the U.K., with one store opening in the U.S. market. The Company also acquired five financial services stores in the U.K., four of which are related to the Company’s expansion into Northern Ireland. There was a net reduction of four We The People franchise stores in the quarter, and one company-operated store was closed in July.

Debt Refinancing Activities and Canadian Franchise Acquisition

On October 30, 2006, the Company announced the completion of the refinancing of its existing credit facilities, as it entered into a new $475.0 million credit facility, and the completion of the previously announced cash tender offer and consent solicitation by its wholly-owned subsidiary, Dollar Financial Group, Inc., for Dollar Financial Group’s 9.75% Senior Notes Due 2011. The Company’s refinancing of the remaining $200.0 million of 9.75% Senior Notes is expected to save the Company approximately $13.0 million to $15.0 million of interest expense and income taxes on an annualized basis.

The new $475.0 million credit facility is comprised of the following: (i) a U.S. Borrower revolving credit facility in an aggregate amount of US$75.0 million with Dollar Financial Group, a wholly owned subsidiary of Dollar Financial Corp. as the borrower; (ii) a Canadian Borrower term loan facility with an aggregate amount of US$295.0 million with National Money Mart Company, a wholly-owned Canadian indirect subsidiary of Dollar Financial Group, as the borrower; (iii) a U.K. Borrower term loan facility with Dollar Financial U.K. Limited, a wholly-owned U.K. indirect subsidiary of Dollar Financial Group, as the borrower, in an aggregate amount of US$80.0 million (consisting of a US$40.0 million tranche of term loans and another tranche of term loans equivalent to US$40.0 million denominated in Euros) and (iv) a Canadian Borrower revolving credit facility in an aggregate amount of US$25.0 million with National Money Mart Company as the borrower.

Of the aforementioned US$295.0 million Canadian Borrower term loan, US$125.0 million was utilized to finance the previously announced 82 store Canadian franchise acquisition, which was consummated on October 31, 2006. The total purchase price for the Canadian acquisition was approximately C$135.5 million (US$120.9 million), in addition to cash in stores and other adjusting items upon the closing of the transaction. Revenue and Adjusted EBITDA for the Canadian acquisition for the twelve months ended September 30, 2006 was approximately US$45.1 million and US$18.8 million, respectively. These stores are located throughout Canada, and the Company has gained additional territories for future de novo store development. The Company calculated the anticipated Adjusted EBITDA contribution of the Canadian acquisition in the same manner as it calculates its historical Adjusted EBITDA. The Company has provided a reconciliation of the calculation of its fiscal 2007 first quarter Adjusted EBITDA within this news release. Please refer to this reconciliation for a general discussion of the method by which the Company reconciles Adjusted EBITDA.

The U.S. Borrower and Canadian Borrower revolving credit facilities have an interest rate of Libor plus 300 bps, subject to reduction as the Company reduces its leverage. Upon the conclusion of the refinancing, there was an initial net draw of approximately US$14.6 million on the U.S. revolving credit facility with no funds drawn on the Canadian revolving credit facility. The Canadian Borrower term loan has an interest rate of Libor plus 275 bps. The U.K. Borrower term loan consists of a US$40.0 million tranche at an interest rate of Libor plus 300 bps and a tranche denominated in Euros equivalent to US$40.0 million at an interest rate of Euribor plus 300 bps.

Each term loan will mature in six (6) years, and will amortize in equal quarterly installments in an amount equal to .25% of the original principal amount of the applicable term loan for the first twenty-three (23) quarters following funding, with the outstanding principal balance payable in full on the maturity date of such term loan. Each revolving facility will mature and the commitments thereunder will terminate in five

(5) years. The credit facilities were jointly arranged by Credit Suisse Securities (USA) LLC and Wells Fargo Bank, National Association.

The Company expects to incur a charge of approximately $24.8 million in the second quarter of fiscal 2007 associated with the retirement of the $200.0 million 9.75% U.S. Senior Notes.

Commenting on the refinancing and acquisition activities, Don Gayhardt, the Company’s President stated, “This has been one of the most exciting periods in the history of the Company. We completed our number one corporate finance objective and these transactions represent a significant step in our efforts to optimize our balance sheet and reduce our effective income tax rate to a more normalized level. In addition, the purchase of the majority of our franchise outlets and territories in Canada will help us accelerate our growth in a market where we have brand identity and a leadership position. We expect to utilize the additional annual net cash flow generated by these transactions to develop new products, open additional de novo stores adding to the current base of 867 company-operated stores, and complete additional accretive acquisitions, all of which will enable the Company to strengthen its market leadership position.”

Fiscal and Calendar Year 2007 Earnings Guidance

As a result of the aforementioned debt refinancing and the 82 store Canadian franchise acquisition, the Company is raising its guidance for fiscal 2007. Revenue is expected to be between $395.0 million and $400.0 million and Adjusted EBITDA is projected to be between $110.0 million and $112.0 million. Excluding the impact of an estimated $32.8 million of costs associated with the early extinguishment of debt, pro forma income before income taxes is now projected to be between $63.0 and $65.0 million for fiscal 2007. This represents an increase over the previous fiscal 2007 guidance, for which revenue was $360.0 to $365.0 million, and guidance for Adjusted EBITDA and pro forma income before income taxes was $94.0 to $96.0 million and $57.5 to $59.5 million, respectively.

Given the timing of the completion of the refinancing and Canadian acquisition transactions, the Company is also providing guidance for calendar year 2007. In calendar year 2007, the Company projects:

•	Revenue of between $440.0 million and $450.0 million;
•	Adjusted EBITDA of between $125.0 million and $130.0 million;
•	Income before income taxes of between $75.0 million and $77.0 million;
•	an effective tax rate of between 37.0% and 39.0%; and
•	fully diluted earnings per share of between $1.90 and $2.00.

The reconciliation between Adjusted EBITDA and income before income taxes is consistent with the historical reconciliation as presented at the end of this news release.

Investors Conference Call

Dollar Financial Corp will be holding an investor’s conference call on Thursday, November 2, 2006 at 5:00 pm EST to discuss the Company’s results for the 2007 fiscal first quarter, the debt refinancing and the Canadian acquisition. Investors can participate in the conference by dialing 888-200-8152 (U.S. and Canada) or 973-935-8764 (International); use the confirmation code “Dollar”. Hosting the call will be Jeff Weiss, Chairman and CEO, Don Gayhardt, President, and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning at 7:00 pm Eastern Time on November 2, 2006 through November 9, 2006. If you wish to listen to the replay of this conference call, please dial 973-341-3080 and enter passcode “8018815”.

The conference call will also be broadcast live through a link on the Investor Relations page on the Dollar Financial web site at http://www.dfg.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About Dollar Financial Corp

Dollar Financial Corp is a leading international financial services company serving under-banked consumers. Its customers are typically service sector individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. To meet the needs of these customers, the Company provides a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, Western Union money order and money transfer products, reloadable VISA® and MasterCard® branded debit cards, electronic tax filing, bill payment services, and legal document preparation services.

At September 30, 2006, the Company’s global store network consisted of 1,265 stores, including 773 company-operated financial services stores and 140 We The People legal document preparation locations in 34 states, the District of Columbia, Canada and the United Kingdom. The store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. The Company’s customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the convenient neighborhood locations, extended operating hours and high-quality customer service. The Company’s products and services, principally check cashing and short-term consumer loan programs, provide immediate access to cash for living expenses or other needs. For more information, please visit the Company's website at www.dfg.com.

Forward Looking Statement

This news release contains forward looking statements, including statements regarding the Company’s future results, growth and operating strategy, the impact of new stores and acquisitions, the debt refinancing, and of the performance of new products. These forward looking statements involve risks and uncertainties, including risks related to the regulatory environment, current and potential future litigation, the integration of acquired stores, the performance of new stores, the new installment loan products and other new products on the Company’s business, results of operations, financial condition and prospects. There can be no assurance that the Company will attain its expected results, successfully integrate any of its acquisitions, or that ongoing and potential future litigation or that the various FDIC, Federal, state or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the final prospectus from the Company’s follow-on public offering filed with the SEC on June 16, 2006 and its annual report on Form-10K. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

DOLLAR FINANCIAL CORP
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	September 30,

	2006	2006

Assets:
Cash and cash equivalents	$ 120,221	$ 120,377
Restricted cash	80,750	-
Loans receivable:
Loans receivable	58,997	67,621
Less: allowance for loan losses	(5,365)	(6,464)

Loans receivable, net	53,632	61,157
Other consumer lending receivables	7,545	9,605
Prepaid expenses and other receivables	18,846	17,455
Deferred tax asset, net	185	208
Property and equipment, net	40,625	41,238
Goodwill and other intangibles, net	218,566	219,751
Debt issuance costs, net	9,437	7,767
Other assets	2,018	2,383

Total Assets	$ 551,825	$ 479,941

Liabilities:
Accounts payable	$ 23,438	$ 29,812
Foreign income taxes payable	10,963	8,585
Accrued expenses and other liabilities	36,583	33,064
Accrued interest payable	3,312	7,339
Deferred tax liability	4,539	4,965
Revolving credit facilities	39,000	32,700
9.75% Senior Notes due 2011	271,487	201,050
Other long-term debt	550	458

Total Liabilities	389,872	317,973

Shareholders' equity:
Common stock	23	23
Additional paid-in capital	242,594	243,273
Accumulated deficit	(114,920)	(116,664)
Accumulated other comprehensive income	34,256	35,336

Total shareholders' equity	161,953	161,968

Total Liabilities and Shareholders' Equity	$ 551,825	$ 479,941

DOLLAR FINANCIAL CORP
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share amounts)

	Three Months Ended
	September 30,

	2005	2006

Revenues:
Check cashing	$ 34,347	$ 38,389
Consumer lending:
Fees from consumer lending	36,237	48,825
Provision for loan losses and adjustment
to servicing revenue	(8,772)	(9,572)

Consumer lending, net	27,465	39,253
Money transfer fees	3,958	4,667
Other	8,695	9,404
Total revenues	74,465	91,713

Store and regional expenses:
Salaries and benefits	25,191	28,968
Occupancy	6,718	7,652
Depreciation	1,832	2,054
Returned checks, net and cash shortages	3,259	3,632
Telephone and telecommunication	1,421	1,544
Advertising	2,189	2,262
Bank charges and armored carrier services	2,095	2,268
Other	7,309	9,463

Total store and regional expenses	50,014	57,843

Store and regional margin	24,451	33,870

Corporate and other expenses:
Corporate expenses	9,172	12,833
Other depreciation and amortization	925	830
Interest expense, net	7,241	6,302
Loss on extinguishment of debt	-	7,987
Other expenses	276	88

Income before income taxes	6,837	5,830
Income tax provision	4,538	7,574

Net income (loss)	$ 2,299	$ (1,744)

Net income (loss) per share
Basic	$ 0.13	$ (0.07)
Diluted	$ 0.12	$ (0.07)

Weighted average shares outstanding
Basic	18,089,141	23,300,313
Diluted	18,423,529	23,300,313

Dollar Financial Corp.
Pro forma Income before Income Taxes
(Excluding One-time Charges)
(In thousands except share and per share amounts)

	Three Months Ended
	September 30,

	2005	2006

Income before income taxes – as reported	$ 6,837	$ 5,830

One-time Charges:
Costs attributable to recall in July, 2006 of $70.0M of 9.75%
Senior Notes	-	7,987

Pro forma income before income taxes	6,837	13,817
Pro forma income taxes (37% effective tax rate)	2,530	5,112

Pro forma net income	4,307	8,705

Weighted average fully diluted shares outstanding	18,423,529	24,038,744

Actual fully diluted earnings (loss) per share	$ 0.12	$ (0.07)

Pro forma fully diluted earnings per share	$ 0.23	$ 0.36

Adjusted EBITDA Reconciliation

Adjusted EBITDA is not an item prepared in accordance with GAAP. Adjusted EBITDA is earnings before interest expense, income tax provision, depreciation, amortization, charges related to incentive stock options and restricted shares, and other items described below. Dollar presents Adjusted EBITDA as an indication of operating performance and its ability to service its debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether Dollar’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Dollar believes that Adjusted EBITDA amounts should be considered by prospective investors because Dollar uses them as one measure of analyzing its ability to service its debt and capital expenditure requirements, and Dollar understands that they are used by some investors as one measure of a Company's historical ability to service its debt and capital expenditure requirements. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar’s Interim Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in thousands):

	Three Months Ended
	September 30,

	2005	2006

Income before income taxes	$ 6,837	$ 5,830
Add:
Depreciation and amortization	2,757	2,884
Interest expense	7,241	6,302
Foreign currency (gain) loss	404	190
Loss on extinguishment of debt	-	7,987
Incentive stock option expense	27	309
Loss on store closings & other	276	88

Adjusted EBITDA	$ 17,542	$ 23,590

Dollar Financial Corp.
Unaudited Store Data

	September 30,

	2005	2006

Beginning Company-Operated Stores
U.S.	347	338
Canada	214	242
U.K.	152	172
WTP	3	13
Total Beginning Company-Operated Stores	716	765

De novo Store Builds
U.S.	3	1
Canada	0	10
U.K.	3	8
WTP	0	0

Total	6	19

Acquired Stores
U.S.	0	0
Canada	0	0
U.K.	0	5
WTP	26	0

Total	26	5

Closed Stores
U.S.	4	3
Canada	0	0
U.K.	0	0
WTP	0	1

Total	4	4

Ending Company-Operated Stores
U.S.	346	336
Canada	214	252
U.K.	155	185
WTP	29	12
Total Ending Company-Operated Stores	744	785

Ending Franchise Stores
U.S.	6	5
Canada	134	130
U.K.	285	217
WTP	147	128

Total Ending Franchise Stores	572	480

Total Ending Store Count	1,316	1,265

Dollar Financial Corp.
Unaudited Selected Statistical Data

	Three Months Ended
	September 30,

	2005	2006

Check Cashing Data (Consolidated)
Face amount of checks cashed (in millions)	$ 916	$ 1,010
Number of checks cashed (in thousands)	2,088	2,120
Face amount of average check	$ 439	$ 476
Average fee per check cashed	$ 16.45	$ 18.10
Net write-offs of returned checks (in thousands)	$ 2,962	$ 3,110
Net write offs as a percentage of check cashing revenue	8.6%	8.1%

Consumer Loan Data - Originations
U.S. company funded consumer loan originations	$ 67,636	$ 62,234
Canadian company funded consumer loan originations	129,092	160,298
U.K. company funded consumer loan originations	51,922	58,017

Total company funded consumer loan originations	$ 248,650	$ 280,549

Consumer Loan Data - Net Revenues
U.S. servicing revenues, net	$ 3,952	$ 8,290
U.S. company funded consumer loan revenues	9,839	10,097
Canadian company funded consumer loan revenues	15,057	20,851
U.K. company funded consumer loan revenues	7,389	9,587
Provision for loan losses on company funded loans	(8,772)	(9,572)

Total consumer lending revenues, net	$ 27,465	$ 39,253

Consumer Loan Net Charge-offs
Gross charge-offs of company funded consumer loans	$ 25,873	$ 31,888
Recoveries of company funded consumer loans	20,970	25,692

Net charge-offs on company funded consumer loans	$ 4,903	$ 6,196

Gross charge-offs of company funded consumer loans as a
percentage of total company funded consumer loan originations	10.4%	11.4%

Recoveries of company funded consumer loans as a percentage
of total company funded consumer loan originations	-8.4%	-9.2%

Net charge-offs on company funded consumer loans as a
percentage of total company funded consumer loan originations	2.0%	2.2%